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     SUPPLEMENTAL INDENTURE, dated as of September 30, 1994 between MEDIQ/PRN
Life Support Services, Inc., a Delaware corporation (the 'Company'), and United Jersey Bank, as Trustee (the 'Trustee') under an Indenture dated as of July 6, 1992 (the 'Original Indenture').

                                  WITNESSETH:

     WHEREAS, the Company has heretofore executed and delivered to the Trustee the Original Indenture providing for the issuance of the Company's 11 1/8% Senior Secured Notes Due 1999 (the 'Senior Secured Notes'); and

     WHEREAS, Section 9.01 of the Original Indenture authorizes the Company and the Trustee, without the consent of the Noteholders, to amend the Original Indenture, the Security Documents or the Senior Secured Notes and to execute a Supplemental Indenture in connection therewith, to make any change that does not adversely affect the rights of any Noteholder under the Original Indenture; and

     WHEREAS, all acts and proceedings required by law and by the Original Indenture to constitute this Supplemental Indenture a valid and binding agreement for the uses and purposes herein set forth, in accordance with its terms, have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the Company.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of all present and future Noteholders, as follows:

          1. Article 4 of the Original Indenture is hereby amended by the inclusion of the following new Section following Section 4.01:

        Section 4.01.1. Collateral Enhancement

        If the right, title and interest of MEDIQ/PRN Life Support Services-I, Inc., a Delaware corporation, ('PRN-I') in its Medical Equipment, except for Excluded Equipment (as hereinafter defined), have not become Collateral for the Senior Secured Notes under the terms of the Security Documents (the 'Collateral Enhancement') prior to September 30, 1995 (the 'Rate Increase Effective Date'), the Company agrees to pay to the holders of the Senior Secured Notes additional interest at the rate of 1% per annum (the 'Rate Increase'), from the Rate Increase Effective Date to but not including the Rate Increase Termination Date payable at the same time and in the same manner as provided for interest payments on the Senior Secured Notes in the Original Indenture. The Rate Increase will continue in effect only until the Collateral Enhancement has been effected by the Company (the 'Rate Increase Termination Date'), as evidenced by the execution of such documents as the Company and the Trustee deem reasonably necessary. For the purposes of this paragraph, Excluded Equipment is defined as any Medical Equipment acquired by PRN-I, acquired after the effective date of this Supplemental Indenture, which is subject to Capitalized Lease Obligations or other indebtedness incurred in connection with the purchase of assets. The Rate Increase shall constitute interest for all purposes of the Original Indenture including Section 6.01(a)(i) thereof. Notwithstanding the foregoing and the provisions of Section 6.01 of the Original Indenture, the failure of the Company to effect the Collateral Enhancement shall not constitute a Default or Event of Default under Section 6.01 of the Original Indenture.

          2. Except as hereby expressly amended, the Original Indenture and the Senior Secured Notes issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

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          3. This Supplemental Indenture shall form a part of the Original
     Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered shall be bound hereby.

          4. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument. All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Original Indenture, the Senior Secured Notes or the Security Documents as applicable.

          5. This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New Jersey.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.

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
[Corporate Seal]                                  MEDIQ/PRN Life Support Services, Inc.
                                                  By: Michael F. Sandler
                                                  Michael F. Sandler, Vice President
                                                  Attest: Steven J. Feder
                                                  Steven J. Feder, Asst. Secretary
[Corporate Seal]                                  United Jersey Bank, as Trustee
                                                  By: J.C. LUDES
                                                  J.C. Ludes, Vice President
                                                  Attest: John P. Workstus
                                                  John P. Workstus, Assistant Secretary
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